Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

General

As of September 28, 2023, Lucy Scientific Discovery, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common shares, no par value.

The following description summarizes the most important terms of our common shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated articles of incorporation a copy of which have been incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. For a complete description of our capital stock, you should refer to our amended and restated articles of incorporation and to the applicable provisions of British Columbia law.

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all of which preferred shares will be undesignated.

The outstanding common shares are fully paid and nonassessable.

Our common shares trade on the Nasdaq Capital Market under the symbol “LSDI.”

The holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of our common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Our common shares have no pre-emptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.